Exhibit 99.1
Nanosphere, Inc.
4088 Commercial Avenue
Northbrook, IL 60062
NEWS
For Immediate Release
Nanosphere Announces Second Quarter 2011 Results
NORTHBROOK, Ill., August 9, 2011 — Nanosphere, Inc. (NASDAQ: NSPH), a leader in the development and commercialization of advanced molecular diagnostics systems, today reported financial results for the second quarter ended June 30, 2011.
Revenue for the second quarter of 2011 was $0.5 million, comprised entirely of product sales, as compared to product sales and total revenue for the same period of 2010 of $0.3 million and $0.5 million, respectively.
“We are focused on menu expansion, building a loyal and engaged customer base and growing our market presence,” said William Moffitt, Nanosphere’s president and chief executive officer. “These investments position us to generate returns from our Verigene system, assay development and manufacturing investments, and we remain excited about Nanosphere’s prospects for growth and broader market penetration.”
Net loss for the second quarter of 2011 was $8.4 million as compared with $13.8 million for the same period in 2010. The reduction in net loss was primarily driven by a legal contingency reserve and litigation expenses incurred in the second quarter of 2010 from the resolved patent dispute.
On May 13, 2011 the company closed a public offering of 15,686,000 shares of common stock, which generated net proceeds of approximately $32.2 million. Cash and equivalents at June 30, 2011 was approximately $54.5 million.
Conference Call Details
The company will hold a live conference call and webcast for investors on Tuesday, August 9, 2011 at 5:00 P.M., Eastern Time. The teleconference can be accessed by dialing 888-680-0893 (U.S./Canada) or 617-213-4859 (international), participant code 98467366. The call will also be broadcast live over the Internet and can be accessed by interested parties at the Investor Relations tab on the Nanosphere website: www.nanosphere.us. For interested individuals unable to join the call or webcast, a replay will be available through August 16, 2011 by dialing 888-286-8010 or for international calls 617-801-6888, pass code 65733024, or on the company’s website.

About Nanosphere, Inc.
Nanosphere develops, manufactures and markets an advanced molecular diagnostics platform, the Verigene® System, for direct genomic and ultra-sensitive protein detection. This easy to use and cost effective platform enables simple, low cost and highly sensitive genomic and protein testing on a single platform. Nanosphere is based in Northbrook, IL. Additional information is available at http://www.nanosphere.us.
Except for historical information, the matters discussed in this press release are “forward-looking statements” and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing to support its operations. Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Contact:
Investors:
Nanosphere, Inc.
Roger Moody, 847-400-9021
Chief Financial Officer
rmoody@nanosphere.us
or
Media
The Torrenzano Group
Ed Orgon, 212-681-1700
ed@torrenzano.com

Nanosphere, Inc.
Statements of Operations
(dollars and shares in thousands except per share data)
(Unaudited)

	Three Month Periods Ended June 30,		Six Month Periods Ended June 30,
	2011	2010	2011	2010

REVENUE:
Grant and contract revenue	$—	$198	$54	$578
Product sales	509	319	1,095	765

Total revenue	509	517	1,149	1,343
COSTS AND EXPENSES:
Cost of sales	374	439	865	1,164
Research and development	4,634	4,634	9,329	9,047
Sales, general, and administrative	3,940	9,133	8,290	13,237

Total costs and expenses	8,948	14,206	18,484	23,448

Loss from operations	(8,439)	(13,689)	(17,335)	(22,105)
OTHER INCOME (EXPENSE):
Foreign exchange gain (loss)	(7)	8	(11)	17
Interest expense	—	(98)	—	(261)
Interest income	11	20	22	39

Total other income (expense)	4	(70)	11	(205)

NET LOSS	$(8,435)	$(13,759)	$(17,324)	$(22,310)

Net loss per common share — basic and diluted	$(0.23)	$(0.50)	$(0.54)	$(0.80)
Weighted average number of common shares outstanding — basic and diluted	36,205	27,755	32,005	27,754

Nanosphere, Inc.
Condensed Balance Sheets
(dollars in thousands)
(Unaudited)

	June 30,	December 31,
	2011	2010

Cash and cash equivalents	$54,535	$39,628
Other current assets	2,834	3,299

Total current assets	57,369	42,927
Net property and equipment	5,165	5,142
Intangible assets — net of accumulated amortization	3,158	3,231
Other assets	75	75

Total assets	$65,767	$51,375

Total liabilities	$4,200	$6,851
Total stockholders’ equity	61,567	44,524

Total liabilities and stockholders’ equity	$65,767	$51,375